EATON VANCE RISK-MANAGED DIVERSIFIED EQUITY INCOME FUND

Supplement to Statement of Additional Information (“SAI”) dated November 10, 2021

EATON VANCE ENHANCED EQUITY INCOME FUND

Supplement to SAI dated January 20, 2022

EATON VANCE TAX-ADVANTAGED DIVIDEND INCOME FUND

EATON VANCE TAX-MANAGED DIVERSIFIED EQUITY INCOME FUND

EATON VANCE TAX-MANAGED GLOBAL DIVERSIFIED EQUITY INCOME FUND

Supplement to SAIs dated February 18, 2022

EATON VANCE ENHANCED EQUITY INCOME FUND II

Supplement to SAI dated April 5, 2022

EATON VANCE TAX-MANAGED BUY-WRITE OPPORTUNITIES FUND

EATON VANCE TAX-MANAGED GLOBAL BUY-WRITE OPPORTUNITIES FUND

Supplement to SAIs dated April 29, 2022

EATON VANCE NATIONAL MUNICIPAL OPPORTUNITIES TRUST

Supplement to SAI dated July 28, 2022

EATON VANCE SENIOR INCOME TRUST

Supplement to SAI dated August 25, 2022

EATON VANCE FLOATING-RATE INCOME TRUST

Supplement to SAI dated September 27, 2022

EATON VANCE SENIOR FLOATING-RATE TRUST

EATON VANCE TAX-ADVANTAGED GLOBAL DIVIDEND OPPORTUNITIES FUND

Supplement to SAIs dated March 31, 2023

EATON VANCE TAX-MANAGED BUY-WRITE INCOME FUND

Supplement to SAI dated May 4, 2023

EATON VANCE MUNICIPAL INCOME TRUST

Supplement to SAI dated May 10, 2023

The following changes are effective immediately:

1.	The first two rows of the table under “Trustees and Officers” are removed for all Funds.

2.	The following replaces the seventh row of the table under “Noninterested Trustees” under “Trustees and Officers” for Eaton Vance Municipal Income Trust:

SUSAN J. SUTHERLAND 1957	Class II Trustee	Until 2025. 3 years. Since 2015.	Private investor. Director of Ascot Group Limited and certain of its subsidiaries (insurance and reinsurance) (since 2017). Formerly, Director of Hagerty Holding Corp. (insurance) (2015-2018) and Montpelier Re Holdings Ltd. (insurance and reinsurance) (2013-2015). Formerly, Associate, Counsel and Partner at Skadden, Arps, Slate, Meagher & Flom LLP (law firm) (1982-2013).	127	Formerly, Director of Kairos Acquisition Corp. (insurance/InsurTech acquisition company) (2021-2023).

3.	The following replaces the seventh row of the table under “Noninterested Trustees” under “Trustees and Officers” for Eaton Vance National Municipal Opportunities Trust:

SUSAN J. SUTHERLAND 1957	Class I Trustee	Until 2025. 3 years. Since 2015.	Private investor. Director of Ascot Group Limited and certain of its subsidiaries (insurance and reinsurance) (since 2017). Formerly, Director of Hagerty Holding Corp. (insurance) (2015-2018) and Montpelier Re Holdings Ltd. (insurance and reinsurance) (2013-2015). Formerly, Associate, Counsel and Partner at Skadden, Arps, Slate, Meagher & Flom LLP (law firm) (1982-2013).	127	Formerly, Director of Kairos Acquisition Corp. (insurance/InsurTech acquisition company) (2021-2023).

4.	The following replaces the third sentence in the first paragraph in the paragraphs below the tables under “Trustees and Officers” for all Funds:

The Board is currently composed of ten Trustees who are not “interested persons” of the Fund, as that term is defined in the 1940 Act (each a “noninterested Trustee”).

5.	The fourteenth paragraph in the paragraphs below the tables under “Trustees and Officers” is removed for all Funds.

May 23, 2024